Contact:
Bill Smith
Verilink Corporation
256.327.2204
bsmith@verilink.com

Verilink Reports Second Fiscal Quarter Results

MADISON, Ala. January 21, 2004 Verilink Corporation (NasdaqNM: VRLK) today reported its financial results for the second fiscal quarter ended January 2, 2004.

Net sales for the quarter were $9.1 million, up 48% from net sales of $6.1 million in the second quarter of fiscal 2003, and down 5% from net sales of $9.6 million in the first quarter of fiscal 2004. The Company reported net income of $264,000 for the quarter compared to net income of $605,000 in the second quarter of fiscal 2003 and $1.6 million in the first quarter of fiscal 2004. Diluted earnings per share were $0.02 for the quarter compared to $0.04 for the second quarter of fiscal 2003 and $0.10 in the first quarter of fiscal 2004.

Leigh S. Belden, President and CEO stated, “We are pleased with the increase in sales this quarter of our voice over broadband products which increased 115% to $2.2 million as compared to the first quarter this fiscal year. These products improved product and customer diversification and strengthened our presence in the small to medium enterprise segment, while also reducing the impact of quarterly fluctuations in the sales of products to our largest customer.

Our financial performance again met the guidance we provided during our last earnings conference call, with both profitable results and positive cash flow. This quarter marks the seventh consecutive quarter in which we have achieved net income, excluding the charge for in process R&D related to the NetEngine acquisition in the third quarter of fiscal 2003.”

Gross margins declined to 46.2% for the quarter compared to 51.9% in the second quarter of fiscal 2003 and 53.4% in the first quarter of fiscal 2004 due to product sales mix.

Operating expenses for the second quarter were $4.1 million, or 45.5% of sales, compared to $2.8 million, or 43.3% of sales for the second quarter of fiscal 2003 due to the increase in expenditures for voice over broadband product development and selling expenses. Compared to the first quarter of fiscal 2004, operating expenses increased $508,000 due to an increase in selling, general & administrative expenses.

Verilink Reports Second Fiscal Quarter Results

Cash, cash equivalents and short-term investments increased $1 million this quarter and totaled $10.6 million as of January 2, 2004. Cash flow from operating activities was $2.6 million in the first six months of fiscal 2004 compared to $3.6 million in the first six months last year.

A live Webcast of the conference call discussing Verilink’s second quarter results and outlook is scheduled for January 21, 2004 at 4:00 p.m. CDT and is available on the Internet by visiting

http://www.firstcallevents.com/service/ajwz396574615gf12.html

Instructions for listening to this call are contained in the Company’s press release dated January 12, 2004 and may be found on the Company’s website. A replay of the conference call will be available through the PR Newswire website and in the “News and Events” section of the Company’s website at http://www.verilink.com.

About Verilink Corporation

Verilink provides customer premises voice and data access solutions to service providers, strategic partners and enterprise customers on a worldwide basis. Verilink leads the market in voice over packet and TDM solutions including VoIP, VoDSL and VoATM. Data-only offerings include DSU/CSUs, access routers, probes and network monitoring capabilities. The Company’s headquarters are located at 127 Jetplex Circle, Madison, AL 35758. Verilink stock trades on the NASDAQ National Market under the symbol VRLK. To learn more about Verilink, visit the website at http://www.verilink.com.

Note: Statements regarding identified market segments and sales growth opportunities and all other statements in this press release that are not historical facts are forward looking and actual results could differ materially. Among the factors that could cause actual results to differ are the ability to increase sales of acquired product lines, impact of customer concentration and the financial strength of customers, the impact to revenue from future sales opportunities, technological change, and changes in demand for the Company’s products. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the Company’s most recent filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q. The Company disclaims any duty to update the forward -looking statements contained herein, except as may be required by law.

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Verilink, the Verilink logo, and NetEngine are registered trademarks of Verilink Corporation. All other trademarks or registered trademarks are the property of the respective owners.

Verilink Reports Second Fiscal Quarter Results

VERILINK CORPORATION

Condensed Consolidated Financial Statements (thousands except per share amounts; unaudited)

	Three months ended		Six months ended

	January 2, 2004	December 27, 2002	January 2, 2004	December 27, 2002

CONSOLIDATED STATEMENTS OF OPERATIONS
Net sales	$9,089	$6,145	$18,684	$14,858
Cost of sales	4,888	2,953	9,359	7,151

Gross profit	4,201	3,192	9,325	7,707
Research and development	1,448	706	2,832	1,554
Selling, general and administrative	2,690	1,956	4,936	4,189

Operating income	63	530	1,557	1,964
Interest and other income, net	236	122	416	224
Interest expense	(35)	(47)	(73)	(100)

Income before provision for income taxes	264	605	1,900	2,088
Provision for income taxes	—	—	—	—

Net income before accounting change	264	605	1,900	2,088
Cumulative effect of change in accounting principle, relating to goodwill	—	—	—	(1,233)

Net income	$264	$605	$1,900	$855

Basic earnings per share:
Net income before accounting change	$0.02	$0.04	$0.13	$0.14
Less: Cumulative effect of change in accounting principle, relating to goodwill	—	—	—	(0.08)

Net income	$0.02	$0.04	$0.13	$0.06

Diluted earnings per share:
Net income before accounting change	$0.02	$0.04	$0.12	$0.14
Less: Cumulative effect of change in accounting principle, relating to goodwill	—	—	—	(0.08)

Net income	$0.02	$0.04	$0.12	$0.06

Shares used to compute net income per share - basic	14,768	14,966	14,751	14,981

Shares used to compute net income per share - diluted	16,385	15,378	16,193	15,250

			January 2, 2004	June 27, 2003

CONSOLIDATED BALANCE SHEETS
Current assets:
Cash and cash equivalents			$10,445	$8,503
Short-term investments			127	101
Accounts receivable, net			3,719	3,621
Inventories, net			2,321	2,296
Other current assets			330	319

Total current assets			16,942	14,840
Property held for lease, net			6,365	6,462
Property, plant, and equipment, net			1,389	1,350
Restricted cash			1,000	1,000
Intangible assets, net			2,563	2,132
Other assets			448	525

Total assets			$28,707	$26,309

Current liabilities			$8,213	$8,461
Long-term debt and capital lease obligations			3,381	3,749
Stockholders’ equity			17,113	14,099

Total liabilities and stockholders’ equity			$28,707	$26,309